Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 17, 2017 Itron, Inc., a Washington corporation (“we”, “Itron” or the “Company”), entered into the Agreement and Plan of Merger dated as of September 17, 2017, as amended and supplemented from time to time (such agreement, together with all exhibits, attachments and schedules thereto, the “Acquisition Agreement”), by and among Silver Spring Networks, Inc., a Delaware corporation (“SSNI”), Itron and Ivory Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Itron (“Acquisition Sub”).  SSNI creates, builds and deploys large scale networks and solutions enabling the Internet of things, or IoT, for critical infrastructure. Under the Acquisition Agreement, Itron will acquire all outstanding shares of SSNI (the “SSNI Acquisition”) for $16.25 per share, in cash (the “Merger Consideration”). The unaudited pro forma condensed combined balance sheet and statements of operations are prepared to give effect to the: (i) execution and delivery of the indenture and related documentation, the issuance of the capital markets financing, the release of the proceeds thereof from any escrow or similar arrangement and the use of the proceeds thereof, (ii) closing of the new $650.0 million term loan facility and the new $500.0 million revolving credit facility expected to be made available under the Second Amended and Restated Credit Agreement to be entered into on the date the SSNI Acquisition is consummated (the “Acquisition Closing Date”) among Itron, the subsidiaries of Itron from time to time party thereto as guarantors and subsidiary borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent  (including the initial borrowings thereunder and the use of the proceeds thereof) (the “New Senior Secured Credit Facilities”), (iii) consummation of the SSNI Acquisition, (iv) consummation of the refinancing of the term loan facility and the revolving credit facility made available under that certain Amended and Restated Credit Agreement, dated as of June 23, 2015 (as amended on April 1, 2016, June 13, 2016 and December 4, 2017, and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the Acquisition Closing Date) among Itron, the subsidiaries of Itron from time to time party thereto as guarantors and subsidiary borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Existing Indebtedness Refinancing”) and (v) payment of fees, commissions and expenses in connection with the foregoing (collectively, the “SSNI Transactions”).

The following unaudited pro forma condensed combined financial information and related notes present the historical combined financial information of Itron and SSNI after giving effect to the SSNI Transactions. The unaudited pro forma condensed combined financial information gives effect to the SSNI Transactions based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet combines the historical financial position of Itron, as of September 30, 2017, with the historical financial position of SSNI, as of September 30, 2017, giving effect to the SSNI Transactions as if they had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations combine the historical results of Itron for the nine months ended September 30, 2017 and the results of Itron for the year ended December 31, 2016, with the historical financial position of SSNI for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively, giving effect to the SSNI Transactions as if they occurred on January 1, 2016.

The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the SSNI Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company.

The SSNI Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Acquisition Sub representing the accounting acquirer. The following unaudited pro forma condensed combined financial information primarily gives effect to:

●	Application of the acquisition method of accounting in connection with the SSNI Acquisition;
●	Adjustments to reflect the Financing; and
●	Transaction costs expected to be incurred in connection with the SSNI Transactions.

The unaudited pro forma condensed combined financial information reflects an estimate of the consideration to be paid for the SSNI Acquisition. At the effective time of the SSNI Acquisition, the cash paid, debt financing required, the number of shares of SSNI’s common stock issued and outstanding, and vested and unvested equity awards may differ from the information in the unaudited pro forma condensed combined financial information depending on the actual number of shares, equity awards of SSNI outstanding as of the closing date of the SSNI Acquisition, the conditions of the debt markets, amount of cash on hand and the actual allocation of the type and amount and the terms of the capital markets financing.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue enhancements expected to result from the SSNI Transactions or the costs to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined statements of operations do not include non-recurring items related to costs associated with the SSNI Transactions which are not capitalized as part of the transactions described above or additional expense associated with accelerated vesting of SSNI’s share-based compensation arrangements.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised.  Acquisition accounting is dependent on certain valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement.  Accordingly, any pro forma adjustments, including the allocation of the purchase price, are preliminary estimates, may be revised as additional information becomes available, and there can be no assurance that any such revisions will not result in material changes.  The accompanying unaudited pro forma condensed combined financial information is presented for illustrative and informational purposes only and are not intended to represent or be indicative of the financial condition or results of operations that would have actually occurred had the SSNI Transactions occurred on the date or at the beginning of the periods indicated, nor does it purport to represent Itron’s future financial position or results of operations. The unaudited pro forma condensed combined information is based upon the historical consolidated financial statements of Itron and SSNI as discussed. The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.  The following unaudited pro forma condensed combined financial information is subject to risks and uncertainties.

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
 As of September 30, 2017

(dollars in thousands)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
		(Note 2)	(Note 4)		(Note 4)

ASSETS
Current assets
Cash and cash equivalents	137,584	58,865	(932,500)	A	791,845	G	55,794
Short-term investments	-	67,349	-		(67,349)	G	-
Accounts receivable, net	376,149	49,988	-		-		426,137
Inventories	207,703	6,064	-		-		213,767
Other current assets	112,959	85,443	(72,459)	B	-		125,943
Total current assets	834,395	267,709	(1,004,959)		724,496		821,641

Property, plant, and equipment, net	192,784	26,395	-		-		219,179
Deferred tax assets, net	95,666	525	-		-		96,191
Other long-term assets	44,072	11,463	(8,980)	B	7,111	G	53,666
Intangible assets, net	100,289	1,656	394,452	C	-		496,397
Goodwill	550,732	8,772	587,055	D	-		1,146,559
Total assets	1,817,938	316,520	(32,432)		731,607		2,833,633

LIABILITIES AND EQUITY
Current liabilities
Account payable	212,564	36,960	-		-		249,524
Other current liabilities	55,305	2,436	(5,722)	A	-		52,019
Wages and benefits payable	94,867	15,781	-		-		110,648
Taxes payable	21,082	901	-		-		21,983
Current portion of debt	18,281	-	-		(6,093)	G	12,188
Current portion of warranty	21,697	3,848	-		-		25,545
Unearned revenue	74,598	222,692	(208,060)	B	-		89,230
Total current liabilities	498,394	282,618	(213,782)		(6,093)		561,137

Long-term debt	303,949	-	-		740,163	G	1,044,112
Long-term warranty	13,225	1,510	-		-		14,735
Pension benefit obligations	96,849	-	-		-		96,849
Deferred tax liabilities, net	3,447	-	224,102	E	-		227,549
Other long-term obligations	111,553	71,347	(59,502)	B	-		123,398
Total liabilities	1,027,417	355,475	49,182		734,070	G	2,067,780

Equity
Preferred stock	-	-	-		-		-
Common stock	1,287,803	641,187	(631,252)	F	-		1,297,738
Accumulated other comprehensive loss, net	(177,743)	(2,053)	2,053	F	-		(177,743)
Accumulated deficit	(339,654)	(678,089)	645,949	F	(2,463)	G	(374,257)
Total Itron, Inc. Shareholders’ equity	770,406	(38,955)	16,750		(2,463)		745,738
Noncontrolling interests	20,115	-	-		-		20,115
Total equity	790,521	(38,955)	16,750		(2,463)		765,853
Total liabilities and equity	1,817,938	316,520	(32,432)		731,607		2,833,633

See accompanying notes to the unaudited pro forma condensed combined financial information

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2016

(dollars in thousands, except per share data)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
		(Note 2)	(Note 5)		(Note 5)

Revenues	2,013,186	311,008	-		-		2,324,194
Cost of revenues	1,352,866	172,287	-		-		1,525,153
Gross profit	660,320	138,721	-		-		799,041

Operating expenses
Sales and marketing	158,883	38,780	-		-		197,663
Product development	168,209	70,673	-		-		238,882
General and administrative	162,815	45,768	-		-		208,583
Amortization of intangible assets	25,112	1,181	48,332	H	-		74,625
Restructuring	49,090	39	-		-		49,129
Goodwill and intangible asset impairment	-	2,204	-		-		2,204
Total operating expenses	564,109	158,645	48,332		-		771,086

Operating income	96,211	(19,924)	(48,332)		-		27,955
Other income (expense)
Interest income	865	470	-		-		1,335
Interest expense	(10,948)	(7)	-		(36,347)	I	(47,302)
Other income (expense), net	(1,501)	207	-		-		(1,294)
Total other income (expense)	(11,584)	670	-		(36,347)		(47,261)

Income before income taxes	84,627	(19,254)	(48,332)		(36,347)		(19,306)
Income tax provision	(49,574)	(2,375)	18,656	J	14,030	J	(19,263)
Net income (loss)	35,053	(21,629)	(29,676)		(22,317)		(38,569)
Net income attributable to noncontrolling interests	3,283	-	-		-		3,283
Net income (loss) attributable to Itron, Inc.	31,770	(21,629)	(29,676)		(22,317)		(41,852)

Earnings (loss) per common share - Basic	0.83						(1.10)

Earnings (loss) per common share - Diluted	0.82						(1.10)

Weighted average common shares outstanding – Basic	38,207						38,207
Weighted average common shares outstanding - Diluted	38,643						38,207

See accompanying notes to the unaudited pro forma condensed combined financial information

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2017

(dollars in thousands, except per share data)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
		(Note 2)	(Note 5)		(Note 5)

Revenues	1,467,421	359,403	-		-		1,826,824
Cost of revenues	967,018	271,910	-		-		1,238,928
Gross profit	500,403	87,493	-		-		587,896

Operating expenses
Sales and marketing	127,001	26,433	(166)	K	-		153,268
Product development	126,539	51,884	-		-		178,423
General and administrative	120,074	38,950	(6,713)	K	-		152,311
Amortization of intangible assets	15,144	577	36,558	H	-		52,279
Restructuring	7,417	1,289	-		-		8,706
Goodwill and intangible asset impairment	-	-	-		-		-
Total operating expenses	396,175	119,133	29,679		-		544,987

Operating income	104,228	(31,640)	(29,679)		-		42,909
Other income (expense)
Interest income	1,468	442	-		-		1,910
Interest expense	(8,448)	(4)	-		(26,213)	I	(34,665)
Other income (expense), net	(7,126)	875	-		-		(6,251)
Total other income (expense)	(14,106)	1,313	-		(26,213)		(39,006)

Income before income taxes	90,122	(30,327)	(29,679)		(26,213)		3,903
Income tax provision	(32,247)	555	14,111	J	10,118	J	(7,462)
Net income (loss)	57,875	(29,772)	(15,568)		(16,095)		(3,560)
Net income attributable to noncontrolling interests	2,357	-	-		-		2,357
Net income (loss) attributable to Itron, Inc.	55,518	(29,772)	(15,568)		(16,095)		(5,917)

Earnings (loss) per common share - Basic	1.44						(0.15)

Earnings (loss) per common share - Diluted	1.41						(0.15)

Weighted average common shares outstanding – Basic	38,624						38,624
Weighted average common shares outstanding - Diluted	39,339						38,624

See accompanying notes to the unaudited pro forma condensed combined financial information

Note 1.  Basis of Presentation
The unaudited pro forma condensed combined financial information is based on Itron’s and SSNI’s historical consolidated financial statements as adjusted to give effect to the SSNI Transactions.  The unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet presents the historical financial position of Itron and SSNI, as of September 30, 2017, giving effect to the SSNI Transactions as if they had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operation present the historical results of Itron and SSNI for the nine months ended September 30, 2017 and the results of Itron and SSNI for the year ended December 31, 2016 giving effect to the SSNI Transactions as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial information to give effect to the financing and pro forma adjustments that are (1) directly attributable to the SSNI Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company.

We have accounted for the SSNI Acquisition in the unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance ASC 805. In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets to be acquired and liabilities to be assumed upon consummation of the SSNI Acquisition. Goodwill is measured as the excess of purchase price consideration over the fair value of net tangible and identifiable intangible assets acquired. The pro forma adjustments described below were developed based on Itron management's assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from SSNI based on preliminary estimates of fair value. The preliminary estimates of fair values of consideration transferred and assets acquired and liabilities assumed are based on the information that was available as of the date of the offering memorandum. We believe that information available provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but we are waiting for additional information necessary to finalize those fair values. Thus, the preliminary measurements of fair value set forth herein are subject to change. Such changes could be significant. We expect to finalize the valuation as soon as practicable after consummation of the SSNI Acquisition but no later than one-year from the date the SSNI Acquisition is consummated.

Note 2.  Accounting Policies and Reclassifications
The column "Historical SSNI" within the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations reflects all financial statement reclassification adjustments made to align SSNI's historical financial statement presentations to those of Itron.

Following the SSNI Acquisition, we will conduct a review of SSNI's accounting policies in an effort to determine if further differences in accounting policies require reclassification of SSNI's results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, we were not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described below.

The reclassification adjustments to the historical SSNI balance sheet to conform the presentation of financial statement information to that of Itron are as follows (dollars in thousands):

Balance sheet as of September 30, 2017 (dollars in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
72,459	Deferred cost of revenue	Other current assets
8,980	Deferred cost of revenue, non-current	Other long-term assets
1,656	Goodwill and intangible assets	Intangible assets, net
8,772	Goodwill and intangible assets	Goodwill
2,436	Accrued and other liabilities	Other current liabilities
15,781	Accrued and other liabilities	Wages and benefits payable
901	Accrued and other liabilities	Taxes payable
3,848	Accrued and other liabilities	Current portion of warranty
14,632	Accrued and other liabilities	Unearned revenue
1,510	Other liabilities	Long-term warranty
23,896	Other liabilities	Other long-term obligations
47,451	Deferred revenue, non-current	Other long-term obligations

The reclassification adjustments to the historical SSNI statement of operations to conform the presentation of financial statement information to that of Itron are as follows (dollars in thousands):

Statement of operations for the year ended December 31, 2016 (dollars in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
193,618	Product revenue	Revenues
117,390	Service revenue	Revenues
106,061	Product cost of revenues	Cost of revenues
66,226	Service cost of revenues	Cost of revenues
522	Product cost of revenues	Amortization of intangible assets
626	Sales and marketing	Amortization of intangible assets
33	General and administrative	Amortization of intangible assets

Statement of operations for the nine months ended September 30, 2017 (dollars in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
267,853	Product revenue	Revenues
91,550	Service revenue	Revenues
218,166	Product cost of revenues	Cost of revenues
53,744	Service cost of revenues	Cost of revenues
237	Product cost of revenues	Amortization of intangible assets
315	Sales and marketing	Amortization of intangible assets
25	General and administrative	Amortization of intangible assets

Note 3.  Purchase Price Consideration and Provisional Allocation
The estimated aggregate Merger Consideration is approximately $904.6 million based on the amount of cash consideration for SSNI shares outstanding and vested in-the-money stock option awards as of October 27, 2017. Aggregate Merger Consideration also includes the fair value of replacement equity awards to be issued attributable to pre-acquisition service of approximately $10 million.  The following table summarizes the components of the estimated aggregate Merger Consideration and the aggregate Merger Consideration payable reflected in the unaudited pro forma condensed combined financial information:

(dollars in thousands)
Cash consideration for stockholders and equity award holders	894,638	(i)
Fair value of replacement awards attributable to pre-acquisition service	9,935	(ii)
Less: Acquired cash and cash equivalents	(126,214)	(iii)
Total estimated Merger Consideration, net of cash and cash equivalents acquired	778,359

(i)
Reflects cash consideration to be paid to SSNI stockholders and equity award holders based on 54.1 million shares of common stock outstanding, 0.2 million vested performance stock units, and 0.1 million shares to be issued immediately prior to the completion of the SSNI Acquisition as of October 27, 2017, which would receive $16.25 per share.  Cash consideration to be paid to equity award holders also includes amounts based on 1.3 million vested in-the-money stock option awards as of October 27, 2017, which would receive $16.25 per share, less the exercise price.  As of October 27, 2017, the weighted average exercise price of such awards was $9.78 per share.

(ii)
Reflects the fair value of replacement awards attributable to pre-acquisition service based on 0.6 million unvested in-the-money stock option awards and 3.2 million unvested restricted stock units as of October 27, 2017.   The number of replacement awards will be based on an exchange ratio calculated as $16.25 divided by the volume-weighted trading price of Itron common stock for the 10 trading days ending with, and including, the closing date of the SSNI Acquisition.  Total estimated purchase consideration presented in the table above does not reflect $43.1 million which represents an estimate of the fair value of SSNI’s equity awards pertaining to post-merger service, which will be excluded from the purchase price under the acquisition method, and will be expensed in Itron’s post-merger financial statements over the various vesting periods, depending on the terms and conditions of the award.

(iii)
In order to facilitate the SSNI Acquisition, the balance of Short-term investments are expected to be converted to cash prior to the closing of the SSNI Acquisition, and have been included in the total of acquired cash and cash equivalents. If the Short-term investments are not liquidated prior to the SSNI Acquisition, additional borrowings from the revolving credit facility of the New Senior Secured Credit Facilities would be needed until the liquidation occurs.

The purchase price allocation as reflected in the table below is preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to final management analysis, at the completion of the SSNI Acquisition. The final purchase price allocation could be impacted by events that occur prior to the effective time of the SSNI Acquisition, and the amounts may differ materially from the information presented below.

(dollars in thousands)	September 30, 2017
Accounts receivable, net	49,988
Inventories	6,064
Other current assets	12,984	(v)
Property, plant, and equipment, net	26,395
Other long-term assets	2,483	(v)
Intangible assets, net	396,108	(iv)
Total assets	494,022
Accounts payable	36,960
Other current liabilities	2,436
Wages and benefits payable	15,781
Taxes payable	901
Current portion of warranty	3,848
Unearned revenue	14,632	(v)
Long-term warranty	1,510
Other long-term obligations	11,845	(v), (vi)
Deferred income taxes, net	223,577	(vii)
Total liabilities	311,490
Net assets acquired (a)	182,532
Estimated Merger Consideration, net of cash and cash equivalents acquired (b)	778,359
Estimated goodwill (b) - (a)	595,827	(viii)

(iv)
The provisional identifiable intangible assets consist of purchased technology, customer relationships, and trademarks.  Estimated fair values are preliminary and are based on a benchmarking analysis of fair values of intangibles relative to excess purchase price in other acquisitions in our industry. For purposes of the accompanying unaudited pro forma condensed consolidated financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

(v)
The provisional purchase price allocation includes estimated fair value adjustments to unearned revenue and deferred cost of revenue as of September 30, 2017.  The final fair value determination for identifiable assets and liabilities may differ from this preliminary determination.

(vi)
The provisional purchase price allocation includes estimated fair value adjustments related to the balance of deferred rent expense as of September 30, 2017.  The final fair value determination for identifiable assets and liabilities may differ from this preliminary determination.

(vii)
Reflects the total net deferred income tax liabilities resulting from the pro forma provisional estimated fair value adjustments for the assets and liabilities to be acquired in the SSNI Acquisition based on Itron’s overall corporate blended statutory tax rate of 38.6%. These estimates are preliminary and adjustments to established deferred tax assets and liabilities could change due to refined changes in the determination of statutory rates, in addition to the changes in the estimates of the provisional estimated fair values of assets acquired and liabilities assumed in conjunction with the finalization of the acquisition accounting, could result in changes to these estimates which could be material.

(viii)
Goodwill is calculated as the difference between the fair value of consideration transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

Note 4.  Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The preliminary pro forma adjustments included in this unaudited pro forma condensed combined financial information relates to the SSNI Acquisition, including the Financing.

A.
To record the cash portion of the estimated total consideration payable to SSNI stockholders based on the number of shares of SSNI common stock outstanding as of October 27, 2017 or issuable prior to the closing date of the SSNI Acquisition as detailed in Note 3.

Adjustment also reflects a reduction of $5.7 million to Cash and cash equivalents and to Other current liabilities related to transaction fees recorded in the historical balance sheet for Itron and SSNI.  Adjustment also reflects a reduction of $32.1 million to Cash and cash equivalents related to transaction fees to be incurred.
B.	To record fair value adjustments to unearned revenue and deferred cost of revenue for the provisional purchase price allocation as detailed in Note 3.

C.
To record the estimated fair value of identifiable intangible assets for the provisional purchase price allocation as detailed in Note 3.  The pro forma adjustment is net of the elimination of historical SSNI intangible assets of $1.7 million.  Refer to Note 5(H) below for details related to the amortization expense of the intangible assets.

D.
To record the estimated goodwill created as a result of this transaction as detailed in Note 3.  The pro forma adjustment is net of the elimination of historical SSNI goodwill of $8.8 million.  The goodwill will not be amortized, rather it will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate that a potential impairment exists.  In the event that management determines that an impairment exists, Itron will incur an accounting charge for the amount of the impairment in the period in which the determination is made.  The change in goodwill is not expected to be deductible for tax purposes.

E.
To record the tax effects of fair value adjustments resulting from the provisional purchase price allocation detailed in Note 3.  Adjustments are based on the estimated blended federal and statutory tax rate in effect for the period of 38.6%.

The historical SSNI balance sheet includes a valuation allowance on substantially all of its net deferred tax assets.  The amount of the valuation allowance that will be recorded in the purchase price allocation is dependent on certain studies that have not been finalized and are subject to final management analysis, at the completion of the SSNI Acquisition.  The pro forma adjustment does not reflect a reduction to the valuation allowance on deferred tax balances as of September 30, 2017.  The final determination could be impacted by events that occur prior to the effective time of the SSNI Acquisition, and the amounts may differ materially from the information presented above.

F.
To record the adjustment to eliminate SSNI’s historical equity balances.  The pro forma adjustment also includes an adjustment of $9.9 million for purchase consideration related to the fair value of replacement equity awards attributable to pre-acquisition service as detailed in Note 3.

Adjustment also includes a reduction to accumulated deficit of $32.1 million related to additional transaction fees to be incurred.

G.
To record the net effects of the Financing, including cash received from the Revolving Credit Facility, Term Loan and capital markets financing, net of related fees and expenses, less funds used to repay the existing term loan.

	Cash and	Other	Long-term debt
	cash equivalents	long-term assets	Current	Non- current
Revolving Credit Facility proceeds	125,000			125,000
Term Loan proceeds	650,000		12,188	637,812
Capital markets financing proceeds	300,000			300,000
Less: Fees and expenses related to financing activities	(27,700)	9,000		(18,700)
Less: Payoff of existing term loan	(322,804)	(1,889)	(18,281)	(303,949)
Financing adjustments to Cash and cash equivalents, Long-term debt -current portion and Long-term debt	724,496	7,111	(6,093)	740,163

The reduction in Cash and cash equivalents is greater than the net reduction to Other long-term assets and Long-term debt by approximately $2.5 million.  The difference is attributable to the balance of unamortized debt issuance costs for existing long-term debt, which has been recorded as a pro forma adjustment to accumulated deficit.

Refer to Note 5(I) below for details related to the estimated adjustments to interest expense.

 Adjustment also reflects the proceeds from the expected sale of Short-term investments of $67.3 million.  To facilitate the SSNI Acquisition, Short-term investments held by SSNI are expected to be sold prior to closing.  If the Short-term investments are not liquidated prior to the SSNI Acquisition, additional borrowings from the Revolving Credit Facility would be needed until the liquidation occurs.

Note 5.  Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The preliminary pro forma adjustments included in this unaudited pro forma condensed combined financial information relates to the SSNI Acquisition, including the Financing.

H.
To record incremental amortization expense associated with the provisional fair value step-up of definite lived intangible assets.  The intangible assets are being amortized on a straight line-basis.  We estimate the useful life of this intangible asset to be eight years.  The final fair value estimate of identifiable intangible assets and the corresponding estimated useful life may differ from this preliminary determination.  The following table summarizes the pro forma adjustment to amortization of intangible assets (dollars in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Provisional estimated amortization expense	49,513	37,135
Less: Historical SSNI amortization expense	(1,181)	(577)
Pro forma adjustment to amortization expense	48,332	36,558

I.
To record adjustment for incremental interest expense resulting from interest on the portion of the incremental term loans used to finance the SSNI Acquisition and the amortization of related debt issuance costs, partially offset by the elimination of interest on financing repaid in connection with the SSNI Acquisition, as follows (dollars in thousands):

	Year ended December 31, 2016	Nine months ended September 30, 2017
Interest expense on incremental long-term debt	42,713	31,680
Amortization of debt issuance costs related to incremental commitment	3,718	2,873
Less: Historical interest expense on extinguished debt	(10,084)	(8,340)
Financing adjustment to Interest expense	36,347	26,213

J.
To record tax effects of pro forma adjustments made to the unaudited pro forma condensed combined statements of operations calculated based on the estimated blended federal and statutory tax rate in effect for the period of 38.6%.

No tax effect is recorded for the elimination of transaction costs as such amounts are not expected to be tax deductible.

K.	To eliminate transaction costs related to the SSNI Acquisition.

SUMMARY  FINANCIAL AND OTHER DATA

The summary unaudited pro forma condensed combined balance sheet information gives effect to the SSNI Transactions as if they had been consummated on September 30, 2017, and includes pro forma adjustments based on Itron management’s preliminary valuations of certain tangible and intangible assets. The summary unaudited pro forma condensed combined statement of operations information gives effect to the SSNI Transactions as if they had been consummated on January 1, 2016.

The summary unaudited pro forma condensed combined statement of operations information for the twelve months ended September 30, 2017 has been derived by (1) adding the unaudited pro forma condensed combined statement of operations information for the fiscal year ended December 30, 2016 to (2) the corresponding unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2017 and (3) subtracting the corresponding unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2016. Pro forma operating results for the periods presented herein are not necessarily indicative of results for a full year or for any other period.

The following summary unaudited pro forma condensed combined financial information has been prepared by applying the acquisition method of accounting with Itron treated as the acquirer for accounting purposes and is dependent on certain valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, any pro forma adjustments, including the allocation of the purchase price, are preliminary, have been made solely for the purpose of providing summary unaudited pro forma condensed combined financial information and may be revised as additional information becomes available and additional analysis is performed. The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both Itron and SSNI, together with the more detailed unaudited pro forma condensed combined financial information provided above. The following summary unaudited pro forma condensed combined financial information is subject to risks and uncertainties. The pro forma financial information presented here is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger”.

The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the SSNI Acquisition been completed as of the assumed dates or for the periods presented. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

	Pro Forma Twelve Months Ended
	September 30,
	2017
(dollars in thousands, other than percentages and ratios)

Combined Statement of Operations Information
Revenues	$2,388,787
Cost of revenues	1,615,732
Gross Profit	773,055
Operating income (loss)	47,946
Interest expense	(46,363)
Net income (loss)	(17,943)
Net income attributable to noncontrolling interests	3,377
Net income (loss) attributable to Itron, Inc.	$(21,320)

Key Balance Sheet Items (as of period end)
Cash and cash equivalents	55,794
Total assets	2,833,633
Total debt	1,075,000

Other Key Performance Metrics
Adjusted EBITDA (a)	182,172
Adjusted EBITDA margin (a)	7.6%
Further Adjusted EBITDA (a)	299,910
Further Adjusted EBITDA margin (a)	12.6%
Net debt (as of period end) (b)	1,019,206
Ratio of total debt to Further Adjusted EBITDA (a)	3.6	x
Ratio of net debt to Further Adjusted EBITDA (a) (b)	3.4	x

(a)
Adjusted EBITDA, Adjusted EBITDA margin, Further Adjusted EBITDA and Further Adjusted EBITDA margin are measurements of operational performance that are not prepared and presented in accordance with GAAP. While we believe that the presentation of these non-GAAP measures will enhance an investor’s understanding of our operating performance, the use of these non-GAAP measures as an analytical tool has limitations and should not be considered in isolation, or as substitutes for an analysis of our results of operations as reported in accordance with GAAP. We define Adjusted EBITDA as GAAP net income (loss) attributable to Itron (a) minus interest income, (b) plus interest expense, income tax provision, depreciation and amortization, restructuring, and acquisition and integration related expenses. For the pro forma twelve months ended September 30, 2017, we define Further Adjusted EBITDA as Adjusted EBITDA plus (i) non-cash stock-based compensation, (ii) SSNI Acquisition Synergies, (iii) changes in SSNI deferred revenue, net of foreign currency translation and (iv) changes in SSNI deferred cost of revenue, net of foreign currency translation.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We define Further Adjusted EBITDA margin as Further Adjusted EBITDA divided by revenue. Adjusted EBITDA, Adjusted EBITDA margin, Further Adjusted EBITDA and Further Adjusted EBITDA margin should not be considered as alternatives to comparable GAAP measures of profitability and may not be comparable with the measures as defined by other companies.

The table below reconciles Adjusted EBITDA, Adjusted EBITDA margin, Further Adjusted EBITDA and Further Adjusted EBITDA margin to net income.

Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) and Further Adjusted EBITDA (Non-GAAP)

Pro Forma Twelve Months Ended
September 30,
2017
(dollars in thousands, other than percentages)

Net income (loss) attributable to Itron, Inc. (GAAP)	$(21,320)
Less:
Interest income	(2,320)
Add:
Interest expense	46,363
Income tax provision	14,812
Depreciation and amortization	120,456
Restructuring	16,502
Acquisition and integration related expenses	7,679
Adjusted EBITDA (Non-GAAP)	$182,172

Adjusted EBITDA Margin (Non-GAAP)	7.6%

Add:
Non-cash stock-based compensation (1)	49,217
SSNI Acquisition Synergies (2)	50,000
Change in deferred revenue, net of foreign currency translation (3)	(118,459)
Change in deferred revenue, net of foreign currency translation (3)	136,980

Further Adjusted EBITDA (Non-GAAP)	$299,910

Further Adjusted EBITDA Margin (Non-GAAP)	12.6%

(1)	Non-cash stock-based compensation excludes Itron’s phantom stock that will be settled in cash.

(2)
We anticipate approximately $50 million in annualized cost synergies to be substantially realized within three years of completing the SSNI Acquisition by optimizing combined operations and expenses. The synergies relate to, among other things, elimination of duplicative overhead and public company costs, supply chain optimization and converging platforms. Although we expect to begin achieving these synergies upon the closing of the SSNI Acquisition, we cannot assure you that we will be able to achieve these synergies as planned or at all.

(3)
SSNI adjusts revenues and cost of revenues to billings and cost of billings by eliminating various non-cash impacts, including changes in deferred revenue and deferred cost of revenues. The adjustments include only SSNI changes in deferred revenue and deferred cost of revenue for SSNI. Itron does not utilize a similar adjustment for any key metrics, and any changes in Itron deferred revenue or cost of revenue has been excluded. Including a similar adjustment for Itron could result in a significant change in Further Adjusted EBITDA.

(b)	Net debt is a measurement of liquidity and financial health that is not prepared and presented in accordance with GAAP. While we believe that the presentation of this non-GAAP measure will enhance an investor’s understanding of our financial position, the use of this non-GAAP measure as an analytical tool has limitations and should not be considered in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. We define net debt as the sum of the face amount of short-term and long-term debt, offset by cash and cash equivalents. We define pro forma net debt at September 30, 2017 to include $650.0 million in borrowings by Itron under its New Senior Secured Term Loan and $125.0 million in borrowings by Itron under its New Senior Secured Revolving Facility, in each case to finance the SSNI Acquisition.

Reconciliation of Net Debt (Non-GAAP; as defined by Itron)
	Pro Forma
	As of September 30,
	2017
(dollars in thousands)
New Senior Secured Revolving Facility	$125,000	(1)
New Senior Secured Term Loan	650,000
Total Credit Facilities	775,000
Capital markets financing	300,000
Total debt	1,075,000
Less: Cash and cash equivalents	55,794
Net debt (Non-GAAP; as defined by Itron)	$1,019,206

(1)	Reflects an expected borrowing of $235.0 million on the Acquisition Closing Date and a repayment of $110.0 million of such borrowings using cash on hand shortly thereafter.